Residential Funding Mortgage Securities I, Inc.
                                    Depositor

                         Residential Funding Corporation
                                 Master Servicer

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-S25


        $   228,500           6.25%         Class M-1 Certificates
        $   114,300           6.25%         Class M-2 Certificates
        $   228,480           6.25%         Class M-3 Certificates

                        Supplement dated November 9, 2001
                                       to
                  Prospectus Supplement dated October 24, 2001
                                       to
                          Prospectus dated May 23, 2001

        Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated October 24, 2001.

        The Class M underwriter will offer to the public the Class M-1, Class M-2 and Class M-3 Certificates at varying prices to be determined at the time of sale. The proceeds to the depositor from the sale of the Class M-1, Class M-2 and Class M-3 Certificates to the Class M underwriter, before deducting expenses payable by the depositor, will be approximately 100.04% of the aggregate Certificate Principal Balance of the Class M-1, Class M-2 and Class M-3 Certificates plus accrued interest.

        The Class M-1, Class M-2 and Class M-3 Certificates are offered pursuant to a Class M underwriting agreement among the depositor, the master servicer and the Class M underwriter. The Class M underwriter and any dealers that may participate with the Class M underwriter in the resale of the Class M-1, Class M-2 and Class M-3 Certificates may receive compensation from the depositor in the form of underwriting compensation or, in the case of dealers, compensation from the Class M underwriter in the form of discounts, concessions or commissions. The Class M underwriting agreement provides that the depositor will indemnify the Class M underwriter, and that under limited circumstances the Class M underwriter will indemnify the depositor, against some liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-1, Class M-2 and Class M-3 Certificates. There can be no assurance that a secondary market will develop, or if it does develop, that it will continue.

                   RESIDENTIAL FUNDING SECURITIES CORPORATION

                               CLASS M UNDERWRITER


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        This  supplement may be used to offer or sell the  certificates  offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class M-1, Class M-2 and Class M-3 Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until February 8, 2002.


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